Exhibit 4.13

Date 20 May 2013

STAR BULK CARRIERS CORP.
as Borrower

-and-

STAR BOREALIS LLC and
STAR POLARIS LLC
as Owners

-and-

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Lender

SUPPLEMENTAL AGREEMENT

relating to a facility of {originally)
up to US$70,000,000

WATSON, FARLEY & WILLIAMS
Piraeus

INDEX

Clause		Page

1	INTERPRETATION	2

2	AGREEMENT OF THE LENDER	2

3	CONDITIONS PRECEDENT	2

4	REPRESENTATIONS AND WARRANTIES	3

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER FINANCE DOCUMENTS	3

6	EXPENSES	6

7	COMMUNICATIONS	6

8	SUPPLEMENTAL	6

9	LAW AND JURISDICTION	7

EXECUTION PAGES		8

THIS AGREEMENT is made on 20 May 2013

BETWEEN

(1)
STAR BULK CARRIERS CORP., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Borrower");

(2)
STAR BOREALIS LLC ("Star B") and STAR POLARIS LLC ("Star P"), each a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MI-196960, The Marshall Islands (together, the "Owners" and each, an "Owner"); and

(3)
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a French societe anonyme, acting in such capacity having its registered office at 9, quai du President Paul Doumer, 92920 Paris La Defense Cedex, France registered under the SIREN No. 304 187 701 at the Registre du Commerce et des Societes of Nanterre (the "Lender" which expression includes its successors and assigns).

BACKGROUND

(A)
By a loan agreement dated 20 January 2011 (as amended and supplemented by a supplemental letter dated 10 February 2012, the "Loan Agreement") and made between (i) the Borrower as borrower and (ii) the Lender as lender, the Lender has made available to the Borrower a term loan facility of (originally) up to $70,000,000, of which $61,864,105 is outstanding by way of principal at the date of this Agreement.

(B)
By a guarantee dated 20 January 2011 and made between (i) each Owner and (ii) the Lender, that Owner has guaranteed the Borrower's obligations under the Loan Agreement and the other Financial Documents (each a "Guarantee" and together, the "Guarantees").

(C)	The Borrower has requested that the Lender agrees to (inter alia):

(i)
relax the Leverage Ratio requirements set out in clause 11.5(a) of the Loan Agreement by increasing the permitted percentage to 95 per cent. during the period commencing on 14 December 2012 and ending on 31 March 2014 (inclusive) (the "Relevant Period");

(ii)
reduce the minimum amount of Liquid Funds required to be maintained pursuant to clause 11.5(b) of the Loan Agreement from the higher of (A) $10,000,000 and (B) $500,000 per Fleet Vessel to the higher of (A) $7,000,000 and (B) $500,000 per Fleet Vessel for the duration of the Relevant Period;

(iii)	reduce the minimum security cover percentage set out in clause 14.1 of the Loan Agreement from 120 per cent. to 105 per cent. during the Relevant Period; and

(iv)	the amendment and/or variation of certain other provisions of the Loan Agreement

(together, the "Request").

(D)	This Agreement sets out the terms and conditions on which the Lender agrees, with effect from the Effective Date, to :

(i)	the Request; and

(ii)	the consequential amendments to the Loan Agreement, the Guarantees and the other Financial Documents in connection with the Request.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Loan Agreement and the other Finance Documents shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.1	Definitions. In this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

"Effective Date" means the date on which the conditions precedent in Clause 3 are satisfied,

1.2	Application of construction and interpretation provisions of Loan Agreement. Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Agreement.

2	AGREEMENT OF THE LENDER

2.1	Agreement of the Lender. The Lender agrees, subject to and upon the terms and conditions of this Agreement (including, but not limited to, satisfaction of the terms of Clause 3.1), to:

(a)	the Request; and

(b)	the amendments/variations of the Loan Agreement, the Guarantees and the other Finance Documents referred to in Clause 5.

3	CONDITIONS PRECEDENT

3.1
Conditions precedent. The agreement of the Lender contained in Clause 2.1 shall be expressly subject to the condition that the Lender shall have received the following documents and evidence in all respects in form and substance satisfactory to the Lender and its legal advisers on or before the date of this Agreement:

(a)	an original of this Agreement duly executed by the parties to it and counter-signed by the Approved Managers;

(b)
certificates from an officer of the Bon-ower and each Owner confirming the names of all their directors, officers and (in the case of each Owner) members and having attached thereto true and complete copies of their incorporation and constitutional documents;

(c)
true and complete copies of the resolutions of the directors of the Borrower for itself and as sole member of each Owner authorising and approving the execution of this Agreement and any other document or action to which each is or is to be a party and authorising their officers or other representatives to execute the same on their behalf;

(d)	the original of any power of attorney issued by the Borrower and each Owner pursuant to such resolutions referred to in Clause 3.1(c);

(d)	evidence that the agent referred to in Clause 9.3 has accepted its appointment as agent for service of process under this Agreement; and

(e)
favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Republic of the Marshall Islands and such other relevant jurisdictions as the Lender may require,

4	REPRESENTATIONS AND WARRANTIES

4.1
Repetition of Loan Agreement and Guarantee representations and warranties. The Borrower and each Owner hereby represent and warrant to the Lender that the representations and warranties in clause 9 of the Loan Agreement and, in the case of each Owner, in clause 10 of the Guarantee to which that Owner is a party, each as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

4.2
Repetition of Finance Document representations and warranties. The Borrower and each Owner hereby represent and warrant to the Lender that the representations and warranties in the Finance Documents (other than the Loan Agreement and, in the case of each Owner, the Guarantee to which that Owner is a party) to which each is a party, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER FINANCE DOCUMENTS

5.1	Specific amendments to Loan Agreement. With effect on and from the Effective Date the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)	by adding the following new definitions in clause 1.1 thereof:

"Material Change" has the meaning given in Clause 11.5;"; and

"Relevant Period" means the period commencing on 14 December 2012 and ending on 31 March 2014 (inclusive);";

(b)	by deleting paragraph (b) of clause 11.3 thereof in its entirety and substituting the same with the following:

"(b)	(i)	during the Relevant Period, declare or pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital; and

(ii)
at all times thereafter, effect any form of redemption, purchase or return of share capital if, in the opinion of the Lender, the effect of such redemption, purchase or return of share capital would adversely affect the Borrower's compliance with the terms of the Finance Documents (including, but not limited to, the Borrower's obligations under Clause 11.4); or";

(c)	by deleting clause 11.5 thereof in its entirety and substituting the same with the following:

"11.5 Financial Covenants. The Borrower undertakes that:

(a)	the Leverage Ratio shall not be greater than:

(i)	during the Relevant Period, 95 per cent. Provided that there is no Material Change during that period; and

(ii)	at all other times, 70 per cent.; and

(b)
at all times, the members of the Group will maintain Liquid Funds in an amount of at least the higher of (i) $7,000,000 and (ii) $500,000 per Fleet Vessel (including, without limitation, each Mortgaged Ship and the amount standing to the credit of each Earnings Account pursuant to Clause 11.4),

In this Clause 11.5, "Material Change" means a material adverse change in:

(A)
the financial condition or prospects of either Ship (including, without limitation, any accident or other event involving either Ship, any change in the terms of any Charterparty in relation of either Ship and the cancellation or termination {other than by effluxion of time) of any Charterparty in relation of either Ship) or any Fleet Vessel; and/or

(B)	the financial position, state of affairs or prospects of the Borrower or any Security Party,

in the light of which the Lender considers that there is a significant risk that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents to which each is a party as they fall due.";

(d)	by adding a new 11.8 therein as follows:

"11.8
Excess Earnings. If at any time during the Relevant Period, the Lender determines in its sole discretion (on the basis of the financial statements provided by the Borrower under Clause 10.6 for any financial quarter or, as the case may be, financial year during the Relevant Period or any financial information requested by the Lender pursuant to Clause 10.16) that the aggregate daily Earnings of the Ships for such financial quarter or financial year exceed the aggregate of:

(a)
the aggregate expenditure necessarily incurred during such financial quarter or financial year by the Owners in operating, insuring, dry-docking (whether in respect of a dry-dock completed during that financial quarter or financial year or any budget for a dry-dock to occur in the following financial quarter or financial year), maintaining, surveying, repairing and generally trading the Ships (including, without limitation, any management fees and commissions or fees payable to brokers); and

(b)
any sums payable by the Borrower in respect of principal of and interest on the Loan pursuant to this Agreement and any amounts payable by the Borrower under the Master Agreement which are attributable to such financial quarter or financial year, the Lender shall advise the Borrower of the amount of such excess (the "Excess Amount") and the Borrower shall procure that any Excess Amount is transferred into the Earnings Accounts. For the avoidance of doubt, any such Excess Amount shall not be released to the Borrower during the Relevant Period.

(e)           by deleting the second hanging paragraph at the end of Clause 14.1 thereof and substituting the same with:

""Relevant Percentage" means:

(A)           during the Relevant Period, 105 per cent.; and

(B)
at all times thereafter, 125 per cent. unless a Mortgaged Ship is subject to an Approved Charter, in which case the Relevant Percentage shall be 120 per cent, for the duration of such Approved Charter.";

(f)
by construing all references therein to "this Agreement", "hereunder" and other like expressions where the context admits as being references to the Loan Agreement as the same is amended and supplemented by this Agreement and as the same may from time to time be further supplemented and/or amended; and

(g)
by construing references therein to each of the Finance Documents as being references to each such document as the same is amended and supplemented by this Agreement and as the same may from time to time be further supplemented and/or amended; and

5.2	Specific amendments to Guarantees. With effect on and from the Effective Date each Guarantee shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)	by deleting paragraph (b) of clause 11.3 thereof in its entirety and substituting the same with the following:

"(b)	pay any dividend:

(i)	during the Relevant Period; and

(ii)	at all times thereafter, in an amount exceeding, in aggregate, 60 per cent. of the Guarantor's Net Income for that Financial Year subject to:

(A)	no Event of Default or Potential Event of Default having occurred at the time of such payment or due to the making of such payment; and

(B)	such payment to be made no more frequently than on a quarterly basis during a Financial Year; or";

(b)	by adding a new 11.18 therein as follows:

"11.18
Excess Earnings. If at any time during the Relevant Period, the Lender determines in its sole discretion (on the basis of the financial statements provided by the Borrower under Clause 10.6 for any financial quarter or, as the case may be, financial year during the Relevant Period or any financial information requested by the Lender pursuant to Clause 10.16) that the aggregate daily Earnings of the Ships for such financial quarter or financial year exceed the aggregate of:

(a)
the aggregate expenditure necessarily incurred during such financial quarter or financial year by the Owners in operating, insuring, dry-docking (whether in respect of a dry-dock completed during that financial quarter or financial year or any budget for a dry-dock to occur in the following financial quarter or financial year), maintaining, surveying, repairing and generally trading the Ships (including, without limitation, any management fees and commissions or fees payable to brokers); and

(b)
any sums payable by the Borrower in respect of principal of and interest on the Loan pursuant to this Agreement and any amounts payable by the Borrower under the Master Agreement which are attributable to such financial quarter or financial year, the Lender shall advise the Borrower of the amount of such excess (the "Excess Amount") and the Guarantor shall ensure that any Excess Amount relative to its

Ship is transferred into its Earnings Account in accordance with the Finance Documents. For the avoidance of doubt, any such Excess Amount shall not be released to the Borrower during the Relevant Period.";

(c)
by construing references throughout to "this Guarantee", "hereunder" and other like expressions as if the same referred to each Guarantee as amended and supplemented by this Agreement and as the same may from time to time be further supplemented and/or amended; and

(d)
by construing references therein to each of the Finance Documents as being references to each such document as the same is amended and supplemented by this Agreement and as the same may from time to time be further supplemented and/or amended.

5.3
Amendments to other Finance Documents. With effect on and from the Effective Date each of the Finance Documents other than the Loan Agreement and the Guarantees, shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)
the definition of, and references throughout each of the Finance Documents to, the Loan Agreement, each Guarantee and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement, each Guarantee and those other Finance Documents as amended and supplemented by this Agreement and as the same may from time to time be further supplemented and/or amended;

(b)
by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder" and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement and as the same may from time to time be further supplemented and/or amended.

5.4	Finance Documents to remain in full force and effect. The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1, 5.2 and 5.3 ; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6           EXPENSES

6.1
Expenses. The provisions of clause 19 (Fees and Expenses) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

7	COMMUNICATIONS

7.1
General. The provisions of clause 27 (Notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	SUPPLEMENTAL

8.1	Counterparts. This Agreement may be executed in any number of counterparts.

8.2	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

9	LAW AND JURISDICTION

9.1	Governing law. This Agreement and any contractual or non-contractual obligations arising out of it shall be governed by and construed in accordance with English law.

9.2
Incorporation of the Loan Agreement provisions. The provisions of clause 29 (Law and Jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9.3
Process Agent. The Borrower and each Owner irrevocably appoint Hill Dickinson Services (London) Ltd, at its registered office for the time being, presently at 7 Duke's Place, London EC3A 7LP, England, to act as their agent to receive and accept on their behalf any process or other document relating to any proceedings in the English Courts which are connected with this Agreement.

THIS DEED has been executed by or on behalf of the parties and has, on the date stated at the beginning of this Deed, been delivered as a Deed.

EXECUTION PAGES

BORROWER

	EXECUTED as a DEED	)
	By STAR BULK CARRIERS CORP.	)
	acting by Simos Spyrou	)	/s/ Simos Spyrou
	its duly authorised attorney-in-fact	)

OWNERS

	EXECUTED as a DEED	)
	By STAR BOREALIS LLC	)
	acting by Georgia Mastagaki	)	/s/ Georgia Mastagaki
	its duly authorised attorney-in-fact	)

	EXECUTED as a DEED	)
	By STAR POLARIS LLC	)
	acting by Georgia Mastagaki	)	/s/ Georgia Mastagaki
	its duly authorised attorney-in-fact	)

LENDER

	EXECUTED as a DEED	)
	By CRÉDIT AGRICOLE CORPORATE	)
	AND INVESTMENT BANK	)
	acting by Irene Graff	)	/s/ Irene Graff
	its duly authorised attorney-in-fact	)

Witness to all the above signatures

Name:	Christoforos Bismpikos
WATSON FARLEY & WILLIAMS
Address:	89 Akti Miaouli
Piraeus 185 38 - Greece

COUNTERSIGNED this 20th day of May 2013 by the following parties which by their execution hereof, confirm and acknowledge that they have read and understood the terms and conditions of this Agreement (the "Supplemental Agreement"), that they agree in all respects to the same and that the Finance Document or Finance Documents to which each is a party shall remain in full force and effect and shall continue to stand as security forh the obligations of the Borrower under the Loan Agreement, the Master Agreement and the other Finance Documents (each as amended and supplemented by the Supplemental Agreement).

for and on behalf of
STAR BULK MANAGEMENT INC.

for and on behalf of
STAR BULK S.A.